Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS SECOND QUARTER REVENUE OF $29 MILLION
Conference Call Begins at 11:00 a.m. Eastern Time Today
COLORADO SPRINGS, Colo. (July 23, 2009) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and six months ended June 30, 2009.
Revenue for the second quarter of 2009 was $29.0 million, up 9% compared with revenue of $26.7 million for the second quarter of 2008.
Vascular intervention revenue rose 8% to $16.0 million, lead management revenue increased 19% to $8.8 million, laser equipment revenue declined 12% to $1.9 million, and service and other revenue was unchanged at $2.3 million, all compared with the second quarter of 2008. Vascular intervention sales include three product lines — atherectomy, which decreased 13%, crossing solutions, which increased 38%, and thrombectomy, which totaled $1.5 million, and consists of sales of QuickCat™ and ThromCat® products that commenced on May 31, 2008 following the Company’s acquisition of these products.
On a geographic basis, revenue in the United States was $24.5 million during the quarter ended June 30, 2009, an increase of 6% from the prior year second quarter. International revenue totaled $4.5 million, an increase of 24% from the second quarter of last year.
The Company placed 30 laser systems with new customers during the quarter ended June 30, 2009 compared with 42 during the second quarter of last year. Of those new laser placements, 21 laser systems were transfers from the existing installed base during the second quarter of 2009 compared with 9 transfers during the second quarter of 2008. As of June 30, 2009 the worldwide installed base of laser systems totaled 876 (685 in the United States).
“At the midway point of 2009, we are on track with our previously established financial objectives,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer. “By successfully executing a strategy to broaden our product offering and utilize two distinct sales organizations focused on vascular intervention and lead management, we are well-positioned as we enter the second half of 2009. I’m particularly pleased with a 6% sequential increase in peripheral atherectomy sales during the quarter and am looking forward to the contribution of the recently introduced Turbo-Tandem™ system for above-the-knee procedures.”

The pre-tax loss for the second quarter of 2009 was $2.0 million, compared with a pre-tax loss of $3.5 million for the second quarter of 2008. The pre-tax loss during the second quarter of 2009 includes legal and related costs of approximately $0.7 million associated with the federal investigation announced on September 4, 2008. The pre-tax loss during the second quarter of 2008 included a charge of $3.8 million for in-process research and development associated with the purchase of certain assets from Kensey Nash Corporation.
For the second quarter of 2009, Spectranetics reported a net loss of $2.0 million, or $0.06 per share, compared with a net loss of $2.6 million, or $0.08 per share, in the second quarter of 2008.
Year-to-Date Financial Results
Revenue for the first half of 2009 rose 11% to $56.3 million, from $50.5 million for the first half of 2008.
Year-to-date 2009 vascular intervention revenue was $31.3 million, up 10% compared with vascular intervention revenue of $28.6 million in the first half of 2008, and year-to-date lead management revenue was $16.9 million, up 24% compared with lead management revenue of $13.7 million the first half of 2008. Laser equipment revenue declined 12% to $3.4 million, from $3.9 million in the first half of 2008. Service and other revenue for the first six months of 2009 was $4.7 million, up 7% compared with service and other revenue of $4.4 million for the comparable period in 2008.
On a geographic basis, revenue in the United States was $48.0 million during the six months ended June 30, 2009, an increase of 8% from the comparable period last year. International revenue totaled $8.3 million, an increase of 33% from last year.
The pre-tax loss for the first half of 2009 was $4.9 million, compared with a pre-tax loss of $4.1 million in the first half of 2008. The pre-tax loss during the first half of 2009 includes legal and related costs of approximately $2.1 million associated with the previously announced federal investigation. The pre-tax loss during the first half of 2008 included a charge of $3.8 million for in-process research and development associated with the purchase of certain assets from Kensey Nash Corporation.
The net loss for the first half of 2009 was $4.8 million, or $0.15 per share, compared with a net loss of $3.0 million, or $0.10 per share, in the first half of 2008.
2009 Outlook
The Company updated its outlook for 2009, and affirms the strategic initiatives that remain in place as outlined beneath the heading “2009 Outlook” in our press release dated February 19, 2009.
The Company continues to expect revenue growth during 2009 in both the vascular intervention and lead management business units. As investors consider revenue estimates for the second half of the year, it is important to keep in mind that the third quarter has historically been seasonally weaker than other quarters during the year.
The second half 2009 year-over-year percentage growth rate in vascular intervention revenue is anticipated to increase from the 10% growth rate experienced during the first half of 2009. The extent of the year-over-year growth rate increase during the second half of 2009 will largely depend on the results from the commercial launch of the Turbo-Tandem device. Lead management revenue growth in 2009 on a year-over-year percentage basis is anticipated to be in the range of 15-20%, compared with the prior outlook of mid-teens growth, driven by continuing favorable market dynamics and the Company’s expanded sales organization. As the Company continues to focus on increasing revenue in existing accounts, new laser placements are anticipated to decline from 2008 levels.

Gross margin is expected to decrease during 2009 as compared with the 72% gross margin in 2008. The extent of the decrease depends primarily on product mix and the potential for unabsorbed manufacturing costs associated with reduced laser system unit volumes.
Costs associated with the federal investigation cannot be reliably estimated; therefore, specific guidance will not be provided in this area. While management expects to incur a pre-tax loss for the full year, the pre-tax loss in the second half of 2009 is anticipated to be less than pre-tax loss incurred during the first half of 2009.
Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 20515980. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics manufactures and markets the only Excimer Laser System approved in the United States, Canada, Europe and Japan for use in minimally invasive interventional procedures within the cardiovascular system. More than 800 Spectranetics laser systems are used in hospitals worldwide.
The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.
The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the FDA and Immigration and Customs Enforcement investigation, adverse results of the securities litigation or the stockholder derivative litigation in which the Company or any of its officers or directors is a party, insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with those proceedings, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital and has rendered our investments in auction rate securities illiquid, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$29,032	$26,698	$56,335	$50,529
Cost of revenue	8,275	7,525	16,546	14,201

Gross profit	20,757	19,173	39,789	36,328
Gross margin %	71%	72%	71%	72%
Operating expenses:
Selling, general and administrative	18,848	15,801	37,613	30,991
In-process research & development	—	3,849	—	3,849
Research, development and other technology	4,054	3,405	7,336	6,700

Total operating expenses	22,902	23,055	44,949	41,540

Operating loss	(2,145)	(3,882)	(5,160)	(5,212)
Other income, net	98	427	214	1,071

Loss before taxes	(2,047)	(3,455)	(4,946)	(4,141)
Income tax benefit	40	815	102	1,095

Net loss	$(2,007)	$(2,640)	$(4,844)	$(3,046)

Loss per common and common equivalent share — basic and diluted	$(0.06)	$(0.08)	$(0.15)	$(0.10)

Weighted average shares outstanding — basic and diluted	32,236	31,762	32,184	31,662

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and investment securities	$15,623	$20,478
Restricted cash	717	1,350
Accounts receivable, net	16,374	15,555
Inventories	8,483	8,053
Deferred tax asset, current	888	888
Other current assets	2,900	2,034

Total current assets	44,985	48,358
Property, plant and equipment, net	33,315	32,345
Investment securities, non-current	15,170	15,570
Deferred tax asset, non-current	5,764	5,597
Goodwill	5,569	4,292
Other assets	808	934

Total assets	$105,611	$107,096

Liabilities and stockholders’ equity
Current liabilities	$16,609	$15,690
Non-current liabilities	575	422
Stockholders’ equity	88,427	90,984

Total liabilities and stockholders’ equity	$105,611	$107,096

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2008			2009
	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Financial Summary

(000’s, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$1,164	$1,408	$1,273	$352	$843
Rental fees	1,044	1,015	1,074	1,108	1,105

Total laser revenue	2,208	2,423	2,347	1,460	1,948

Disposable products revenue:
Vascular intervention revenue	14,845	14,433	14,421	15,290	16,017
Lead management revenue	7,352	7,652	7,538	8,173	8,773

Total disposable products revenue	22,197	22,085	21,959	23,463	24,790

Service and other revenue	2,293	2,328	2,339	2,380	2,294

Total revenue	26,698	26,836	26,645	27,303	29,032

Pre-tax income (loss)	(3,456)	615	(1,135)	(2,899)	(2,047)

Cash flow generated by (used in) operating activities	1,988	2,742	(4,556)	(1,997)	(1,132)
Total cash and investment securities-current	25,219	26,815	20,478	18,403	15,623
Laser sales summary:
Laser sales from inventory	6	10	7	2	4
Laser sales from evaluation/rental units	2	1	1	0	1

Total laser sales	8	11	8	2	5

Worldwide Installed Base Summary:

Laser sales from inventory	6	10	7	2	4
Rental placements	32	23	20	22	21
Evaluation placements	4	5	8	10	5

Laser placements during quarter	42	38	35	34	30
Buy-backs/returns during quarter	(9)	(13)	(10)	(17)	(21)

Net laser placements during quarter	33	25	25	17	9
Total lasers placed at end of quarter	800	825	850	867	876
# # #